EXHIBIT (a)(1)(I)

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                                                                 [LOGO - LANIER]

For more information contact:                            LANIER WORLDWIDE, INC.
Bradford L. Nelson                                       2300 Parklake Drive, NE
Vice President, Investor Relations                       Atlanta, GA USA  30345
Lanier Worldwide, Inc.                                   Telephone 770-496-9500
770-621-1076
BNELSON@LANIER.COM                                       WWW.LANIER.COM

                                                           For Immediate Release


                   LANIER WORLDWIDE, INC. CLOSES SALE OF VOICE
                                PRODUCTS BUSINESS

Atlanta, GA, U.S.A., December 22, 2000 -- Lanier Worldwide, Inc. (NYSE: LR)

announced today that it has closed the sale of its voice products business to

Platinum Equity, LLC. The closing of the sale of Lanier's voice products business satisfies one of the conditions to the cash tender offer made by a subsidiary of Ricoh Company, Ltd., for any and all shares of Lanier Worldwide,

Inc. common stock at a price of $3.00 per share. The tender offer is scheduled to expire at midnight, New York City time, on January 8, 2001, unless the tender offer is extended.


Lanier stockholders are advised to read Ricoh's tender offer statement

(including an offer to purchase, letter of transmittal, and related tender offer documents) regarding its acquisition of Lanier and Lanier's related solicitation/recommendation statement, both of which have been sent to Lanier stockholders and filed with the SEC. The tender offer statement and the solicitation/recommendation statement contain important information and should be read carefully before any decision is made with respect to the tender offer.

These documents are available to all stockholders of Lanier at no expense to them. These documents also are available at no charge at the SEC's web site,

WWW.SEC.GOV.


CONTACT: LANIER WORLDWIDE, INC.
         Brad Nelson
         Vice President, Investor Relations
         770-621-1076
         BNELSON@LANIER.COM